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 EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER COMMON SHARE

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

                                                        Years Ended August 31,
                                                  1996        1995        1994
                                                 -------    --------    --------
                                                 (Amounts in thousands, except
                                                 per share data)

Primary
  Average shares outstanding                      11,296     10,029      8,392
  Net effect of dilutive stock
    options and unearned stock
    awards based on the
    treasury stock method
    using average market price                        13        282        317
                                                 -------    -------    -------
   Total                                          11,309     10,311      8,709
                                                 =======    =======    =======


   Net income                                    $ 7,606    $   923    $10,380
                                                 =======    =======    =======

   Per share data:
   Net income                                    $  0.67    $  0.09    $  1.19
                                                 =======    =======    =======


Fully diluted
  Average shares outstanding                      11,296     10,029     8,392
  Net effect of dilutive stock
    options and unearned stock
    awards based on the
    treasury stock method
    using average market price
    or closing price if higher                        13        296       358
  Net effect of dilutive convertible
    debentures--based on the stated
    conversion price of $14 per share                           635     1,826
                                                 -------    -------   -------
   Total                                          11,309     10,960    10,576
                                                 =======    =======   =======


   Net income                                    $ 7,606    $   923   $10,380
   Convertible bond interest, net of
     income tax effect                                          405     1,210
                                                 -------    -------   -------
   Net income                                    $ 7,606    $ 1,328   $11,590
                                                 =======    =======   =======

   Per share data:
   Net income                                    $  0.67    $  0.12   $  1.10
                                                 =======    =======   =======

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                                   EXHIBIT 11


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